Exhibit 10.19

ASSURANT, INC.

FORM OF CHANGE OF CONTROL EMPLOYMENT AGREEMENT FOR

DIVISIONAL OFFICERS

THIS CHANGE OF CONTROL EMPLOYMENT AGREEMENT, dated as of the 1st day of January, 2009 (this “Agreement”), by and between Assurant, Inc., a Delaware corporation (the “Company”), and [Executive] (the “Executive”), an officer of the [Division] division of the Company (the “Division”).

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Section 1. Certain Definitions. (a) “Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Company is terminated prior to the date on which a Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control (such a termination of employment, an “Anticipatory Termination”) and if such Change of Control is consummated, then for all purposes of this Agreement, the “Effective Date” means the date immediately prior to the date of such termination of employment.

(b) “Change of Control Period” means the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(c) “Affiliated Company” means any company controlled by, controlling or under common control with the Company, including without limitation the Division.

(d) “Change of Control” means any sale or other disposition, to a third party, of the companies, assets or businesses comprising the Division having (A) book value equal to at least 70% of the book value of the aggregate consolidated assets of the Division immediately prior to such sale or disposition; or (B) market value equal to at least 70% of the market value of the aggregate consolidated assets of the Division immediately prior to such sale or disposition; provided, that neither an initial public offering of some or all of the Division nor a spin-off to the Company’s shareholders of some or all of the companies or business divisions comprising the Division (or a transaction having a similar effect) shall constitute a Change of Control.

The final and binding determination of whether a Change of Control has occurred for purposes of this Agreement shall be made by the Board of Directors of the Company acting in good faith.

Section 2. Employment Period. The Company hereby agrees to continue the Executive in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Employment Period”). The Employment Period shall terminate upon the Executive’s termination of employment for any reason.

Section 3. Terms of Employment. (a) Position and Duties. (1) During the Employment Period, (A) the Executive’s position with the Company (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date, (B) the Executive’s services for the Company shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 30 miles from such office and (C) the Executive shall not be required to travel on Company business to a substantially greater extent than required during the 120-day period immediately prior to the Effective Date.

(2) During the Employment Period, and excluding any periods of paid time off and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation. (1) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies in respect of the one-year period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.

(2) Annual Bonus. In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the product of Annual Base Salary and the greater of (A) the Executive’s target percentage under the Company’s applicable bonus plan or any comparable percentage under any predecessor or successor Company plan for the year immediately preceding the Effective Date and (B) the Executive’s target percentage, as determined immediately prior to the Effective Date, under the Company’s applicable bonus plan or any comparable percentage under any predecessor or successor Company plan for the year in which the Effective Date occurs (such product, the “Highest Annual Bonus”). Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), excluding arrangements authorized pursuant to Treasury Regulation § 1.409A-1(e).

(3) Long-Term Cash and Equity Incentives, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all long-term cash incentive, equity incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

(4) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

(5) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies. In no event shall the reimbursements under this Section 3(b)(5) be made later than the end of the calendar year next following the calendar year in which such expenses were incurred. The amount of such expenses that the Company and/or the Affiliated Companies are obligated to pay in any given calendar year shall not affect the expenses that the Company and/or the Affiliated Companies are obligated to pay in any other calendar year, and the Executive’s right to have the Company and/or the Affiliated Companies pay such expenses may not be liquidated or exchanged for any other benefit.

(6) Paid Time Off. During the Employment Period, the Executive shall be entitled to paid time off in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

Section 4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability”), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective one year after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within thirty days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. “Cause” means:

(1) the willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 3(a)(1)(A)) with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, or

(2) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the conduct described in Section 4(b)(1) or 4(b)(2), and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means actions taken by the Company resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include, without limitation:

(1) the assignment to the Executive of duties materially inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or a material diminution in such position, authority, duties or responsibilities or a material diminution in the budget over which the Executive retains authority;

(2) a material diminution in the authorities, duties or responsibilities of the person to whom the Executive is required to report, including a requirement that the Executive report to an officer or employee instead of reporting directly to the Applicable Board;

(3) (i) a reduction of ten (10) percent or greater of any element of the compensation required to be provided to the Executive in accordance with any of the provisions of Section 3(b)(1) through 3(b)(3); or (ii) a material reduction of the aggregate benefits required to be provided to the Executive under the remaining provisions of Section 3(b) of this Agreement;

(4) the Company’s requiring the Executive (i) to be based at any office or location other than as provided in Section 3(a)(1)(B) resulting in a material increase in the Executive’s commute to and from the Executive’s primary residence (for this purpose an increase in the Executive’s commute by 30 miles or more shall be deemed material) or (ii) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the Effective Date;

(5) any other action or inaction that constitutes a material breach by the Company of this Agreement; or

(6) any failure by the Company to comply with and satisfy Section 10(c).

In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (1) through (5) within 90 days following the Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within two years following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

(e) Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (2) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination and (4) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

Section 5. Obligations of the Company upon Termination. (a) By the Executive for Good Reason; By the Company Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause, Death or Disability or the Executive terminates employment for Good Reason:

(1) the Company shall pay to the Executive, in a lump sum in cash within 60 days after the Date of Termination (subject to the Executive’s execution and nonrevocation, within fifty-two (52) days after the Date of Termination, of the general release attached hereto as Appendix A), the aggregate of the following amounts:

(A) the sum of (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(5) but have not been reimbursed by the Company as of the Date of Termination; (iii) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination; (iv) any accrued paid time off to the extent not theretofore paid (the sum of the amounts described in subclauses (i), (ii), (iii) and (iv), the “Accrued Obligations”) and (v) an amount equal to the product of (x) the Highest Annual Bonus and (y) 0.5 (the “Pro Rata Bonus”); provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Bonus described in clause (iii) above, then for all purposes of this Section 5 (including, without limitation, Sections 5(b) through 5(d)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (iii), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below); and

(B) the amount equal to the product of (i) three and (ii) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus.

(2) for eighteen (18) months after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Benefit Continuation Period”), the Company shall provide health care, life insurance benefits and long-term disability benefits to the Executive and/or the Executive’s family at least equal to, and at the same after-tax cost to the Executive and/or the Executive’s family, as those that would have been provided to them in accordance with the plans, programs, practices and policies providing health care, life insurance benefits and long-term disability benefits and at the benefit level described in Section 3(b)(4) if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their families; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive health care under another employer-provided plan, the health care provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility. The health care benefits provided during the Benefit Continuation Period hereunder shall be provided concurrently with any health care benefits that may be provided during such period pursuant to Section 4980B of the Code. For purposes of determining eligibility and the Company’s contribution (but not the time of commencement of benefits) of the Executive for retiree welfare benefits pursuant to the retiree welfare benefit plans, the Executive shall be considered to have remained employed until the third anniversary of the Date of Termination, and the Company shall take such actions as are necessary to cause the Executive to be eligible to commence in the applicable retiree welfare benefit plans as of the applicable benefit commencement date;

(3) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services, for a limited period of time not longer than twelve (12) months following the Executive’s Date of Termination, the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion; and

(4) except as otherwise set forth in the last sentence of Section 6, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 6) in accordance with the terms of the underlying plans or agreements.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations (subject to the proviso set forth in Section 5(a)(1)(A) to the extent applicable) and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits (subject to the proviso set forth in Section 5(a)(1)(A) to the extent applicable), and shall have no other severance obligations under this Agreement. The Accrued Obligations and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and Pro Rata Bonus and the timely payment or delivery of the Other Benefits (subject to the proviso set forth in Section 5(a)(1)(A) to the extent applicable) in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations (subject to the proviso set forth in Section 5(a)(1)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.

(d) Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide the Executive with the Executive’s Annual Base Salary through the Date of Termination, and the timely payment or delivery of the Other Benefits (disregarding the proviso set forth in Section 5(a)(1)(A) to the extent applicable), and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits, subject to the proviso set forth in Section 5(a)(1)(A) to the extent applicable, and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations and the Pro Rata Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

Section 6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or any of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or substitute plans adopted by the Company, any of the Affiliated Companies or any of their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

Section 7. Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as specifically provided in Section 5(a)(2), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the date such legal fees and expenses were incurred. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 7 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

Section 8. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the

Parachute Value of all Payments does not exceed 105% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 5(a)(1)(B), (ii) Section 5(a)(1)(A)(v) and (iii) Section 5(a)(2). For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 8(a) and the Executive shall be entitled to the Gross-Up Payment. The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment.

(b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(1) give the Company any information reasonably requested by the Company relating to such claim,

(2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3) cooperate with the Company in good faith in order effectively to contest such claim, and

(4) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 8(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 8, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(f) Definitions. The following terms shall have the following meanings for purposes of this Section 8.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

Section 9. Noncompetition; Nonsolicitation; Confidential Information. (a) The Executive agrees that the Executive shall not, during the Noncompete Period (as defined below), directly or indirectly engage in a Competitive Activity, whether as an individual or as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor or lender of any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. For purposes of this Agreement, (i) “Competitive Activity” shall mean any business or other entity engaged in any business in which the Company or its subsidiaries are engaged and (ii) “Noncompete Period” shall mean the period beginning on the date hereof and ending on the earlier of (x) the Effective Date and (y) (1) if the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the date that is six months following the date of termination of the Executive’s employment or (2) if the Executive’s employment is terminated other than by the Company for Cause or by the Executive without Good Reason, the date of termination of the Executive’s employment. Notwithstanding the foregoing, the Executive may make and retain investments during the Noncompete Period in five percent (5%) or less of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market. The Executive further agrees that he shall not, during the Noncompete Period, directly or indirectly, alone or with others, on his own behalf or on behalf of another, induce or solicit (or aid or assist any person to induce or solicit) any customer of the Company or any Affiliated Company, or any person that was a customer of the Company or any Affiliated Company during or within the six-month period prior to the Noncompete Period, for the benefit or account of any person that is actively engaged in a Competitive Activity.

(b) The Executive agrees that the Executive shall not, during the period beginning on the date hereof and ending on the first anniversary of the date of termination of the Executive’s employment for any reason, employ or offer to employ, solicit, actively interfere with Assurant, Inc., Division, the Company (as defined pursuant to Section 10(c)), the Division (as defined pursuant to Section 10(c)) or any of their respective affiliates (the “Relevant Persons”) in respect of its relationship with, or attempt to divert or entice away, any officer or employee of the Relevant Persons.

(c) The Executive shall hold in a fiduciary capacity for the benefit of the Relevant Persons all secret or confidential information, knowledge or data relating to the Relevant Persons, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Relevant Persons and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Relevant Persons, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Relevant Persons and those persons designated by the Relevant Persons. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(d) For the avoidance of doubt, before and after the Effective Date, notwithstanding anything in this Agreement to the contrary and notwithstanding any assignment of this Agreement, the benefits of the provisions of this Section 9 shall run to Assurant, Inc. and Division (in addition to the Company and the Affiliated Companies, as each is defined pursuant to Section 10(c)) and shall be fully enforceable by such entities. Solely for purposes of this Section 9, a termination of the Executive’s employment with Assurant, Inc. and Division shall be deemed to occur on the Effective Date and a termination of employment with the Company and the Affiliated Companies shall be deemed to occur on the Date of Termination.

Section 10. Successors. (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 10(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Subject to the provisions of Section 9(d), (i) “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise and (ii) “Division” means the Division as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

Section 11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Subject to the last sentence of Section 11(h), this Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At the most recent address on file at the Company.

if to the Company:

Assurant, Inc.

Attention: Chief Legal Officer

One Chase Manhattan Plaza, 41st Floor

New York, New York 10005,

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(5), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a), prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement.

(g) Notwithstanding any provision in this Agreement to the contrary, in the event of an Anticipatory Termination, any payments that the Company shall be required to pay pursuant to Section 5(a)(1) of this Agreement shall be paid on the date of such Change of Control.

(h) The Agreement is intended to comply with the requirements of Section 409A of the Code or an exception or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Severance payments shall be made under the “separation pay” exception under Section 409A of the Code, to the maximum extent possible, and then under the “short-term deferral” exclusion Section 409A of the Code or another applicable exception. Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

(i) In the event that payments are to be provided to the Executive under Section 5(a) of this agreement, then within five business days of the Executive’s Date of Termination, the Company shall deliver cash, in an amount equal to the aggregate of the cash amounts payable under Section 5(a) and, to the extent not previously paid (or immediately payable within five business days of the determination in accordance with Section 8(e) of this Agreement), any unpaid portion of the then estimated Gross-Up Payment (as determined by the Accounting Firm), to a “rabbi trust” (the “Trust”) to be established by the Company with a nationally recognized financial institution as trustee (the “Trustee”) to be held by the Trustee pursuant to the terms of the trust agreement entered into between the Company and the Trustee prior to the Effective Date; provided, however, that the Trust shall not be funded if the funding thereof would result in taxable income to the Executive by reason of Section 409A(b) of the Code; and provided, further, in no event shall any Trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code. Any fees and expenses of the Trustee shall be paid by the Company.

(j) Notwithstanding any provision of this Agreement to the contrary, in the event that the Effective Date and the Date of Termination occur in the same fiscal year, any payment to the Executive pursuant to Section 5(a)(1)(A)(v) hereof shall be reduced (but not below zero) by any amounts payable to the Executive pursuant to the Assurant, Inc. Executive Short Term Incentive Plan in respect of such fiscal year.

Section 12. Survivorship. Upon the expiration or other termination of this Agreement or the Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

[Executive]

APPENDIX A

FORM OF GENERAL RELEASE

THIS RELEASE (this “Release”) is granted effective as of the [    ] day of [                    ], 20[    ], by Executive (the “Executive”) in favor of Assurant, Inc. (the “Company”). This is the release referred to in that certain Change of Control Severance Agreement dated as of January 1, 2009 by and between the Company and the Executive (the “COC Agreement”). The Executive gives this Release in consideration of the Company’s promises and covenants as recited in the COC Agreement, with respect to which this Release is an integral part.

Section 1. Release of the Company. The Executive, for himself/herself, his/her successors, assigns, attorneys and all those entitled to assert his/her rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs or liabilities whatsoever, in law or in equity, which the Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors and the Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that the Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or paid time off; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Company of its obligations to the Executive under the COC Agreement or any other contractual obligations between the Company or its affiliates and the Executive, or any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, New York law or otherwise.

Section 2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, the Executive agrees that by executing this Release, he/she has released and waived any and all claims he/he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that the Executive is advised to consult with an attorney prior to executing this Release; that the Executive in fact has consulted a knowledgeable, competent attorney regarding this Release; that the Executive may, before executing this Release, consider this Release for a period of forty-five (45) calendar days; and that the consideration the Executive receives for this Release is in addition to amounts to which the Executive was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that the Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

The Executive agrees that he/she has carefully read this Release and is signing it voluntarily. The Executive acknowledges that he/she has had forty-five (45) days from receipt of this Release to review it prior to signing or that, if the Executive is signing this Release prior to the expiration of such 45-day period, the Executive is waiving his/her right to review the Release for such full 45-day period prior to signing it. The Executive has the right to revoke this release within seven (7) days following the date of its execution by him/her.

Section 3. Certain Exceptions. Notwithstanding any provision of the COC Agreement to the contrary, this Release shall not affect and expressly excludes any claim relating to: (1) obligations under this Agreement; (2) obligations that, in each case, by their terms are to be performed after the date hereof (including, without limitation, obligations to the Executive under any equity compensation awards or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); (3) obligations to indemnify the Executive respecting acts or omissions in connection with the Executive’s service as a director, officer or employee of the Company or any Affiliated Company (as defined in the COC Agreement); (4) obligations with respect to insurance coverage under any directors’ and officers’ liability insurance policies; (5) Executive’s rights to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both the Executive and the Company or any Affiliated Company (as defined in the COC Agreement) are jointly responsible; (6) any rights that the Executive may have as a stockholder of the Company; and (7) on facts or circumstances arising after the date hereof.

THE EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE EXECUTIVE ACKNOWLEDGES THAT HE/SHE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF THE EXECUTIVE’S CHOOSING CONCERNING HIS/HER EXECUTION OF THIS RELEASE AND THAT HE/SHE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

[Executive]